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                                                                     Exhibit 3.1

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                           SABINE RIVER HOLDING CORP.

                                  June 6, 2002

               Sabine River Holding Corp., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies that:

         FIRST: The name of the Corporation is Sabine River Holding Corp.;

         SECOND: The Certificate of Incorporation of the Corporation was filed with the Delaware Secretary of State on the 3rd day of May, 1999;

         THIRD: The Board of Directors of the Corporation (the "Board of Directors") has duly adopted this amendment and restatement of the Certificate of Incorporation in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law; and

         FOURTH: The Certificate of Incorporation of the Corporation is hereby restated and amended in its entirety to read as follows:

               1. Name. The name of the corporation is Sabine River Holding Corp. (the "Corporation").

               2. Address; Registered Agent. The address of the Corporation's registered office in the State of Delaware is located at 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

               3. Purpose. The purpose of the Corporation is to engage exclusively in the following activities:

               (a) to engage in the ownership of a one percent (1%) partnership interest in Port Arthur Coker Company L.P. (the "Partnership");

               (b) to engage in the ownership of one hundred percent (100%) of the issued and outstanding equity securities of Neches River Holding Corp. (the "Limited Partner");

               (c) to act as the sole general partner and managing member of the Partnership;

               (d) to issue one or more guarantees of the debt of Port Arthur Finance Corp. (the "Financing Company"; together with the Corporation, the Partnership and the Limited Partner, the "Project Companies") to be incurred in connection with the Project (as

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         defined in Article 9 below) (the "Guarantees") and to enter into any and all documents in furtherance of its obligations thereunder;

               (e) to execute, on behalf of the Partnership, any and all documents required in connection with loans to be made by the Financing Company to the Partnership in connection with the Project;

               (f) to execute, on behalf of the Partnership, any and all documents required in connection with the Partnership's ownership of one hundred percent (100%) of the issued and outstanding equity securities of the Financing Company;

               (g) to execute, on behalf of the Partnership, any and all Project Documents or Financing Documents (as such terms are defined in Article 9 below) to which the Partnership is to be a party;

               (h) to pledge its ownership interest in the Partnership to the Financing Parties (as defined in Article 9 below) to secure the financing of the Project;

               (i) to execute on behalf of the Partnership, and enter into on its own behalf, one or more equity contribution agreements in connection with the equity funding of the Project by Blackstone Capital Partners III Merchant Banking Fund L.P., Blackstone Offshore Capital Partners III L.P. and Blackstone Family Investment Partnership III L.P. (together with each of the direct and indirect owners thereof, "Blackstone") and Occidental Petroleum Corporation ("Occidental") and to issue to Occidental one or more warrants for the Corporation's common stock in connection therewith;

               (j) to engage in any lawful act or activity, and to exercise such powers permitted to corporations organized under the laws of the State of Delaware.

               4. Capitalization. The total number of shares of capital stock which the Corporation shall have authority to issue is twelve million (12,000,000) shares of Common Stock with a par value of $0.01 per share.

               5. By-Laws. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the By-Laws of the Corporation.

               6. Liability of Directors. Except as otherwise provided by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, the liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. Any repeal or modification of this Article 6 by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

               7. Indemnification. The Corporation shall, to the fullest extent permitted by the provisions of the General Corporation Law of Delaware, as now or hereafter in effect, indemnify

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all persons whom it may indemnify under such provisions. Any repeal or modification of this Article 7 shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

               8. Amendment of Certificate of Incorporation. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

               9. Additional Definitions. The following terms use herein shall have the following meanings:

               "Financing Documents" means any and all documents to be executed in connection with the Project which evidence or secure the financing of the construction of new delayed coking unit, hydrocracker, sulfur complex and related assets by the Partnership at the Clark refinery in Port Arthur, Texas or the on-going working capital requirements of the Partnership including, without limitation (i) a common security agreement, (ii) one or more loan agreements, (iii) a transfer restrictions agreement, (iv) an intercreditor agreement, (v) a guaranty insurance policy and reimbursement agreement, (vi) a debt service reserve account insurance guarantee, (vii) a note purchase agreement, (viii) an indenture, (ix) notes, (x) one or more mortgages,
         (xi) one or more pledge agreements, (xii) a registration rights agreement and (xiii) any other documents delivered under or in connection with any of the foregoing.

               "Financing Parties" means any financing parties that may at any time be party to the Financing Documents and any trustee or agent action on their behalf.

               "Project" means the financing, construction, ownership and operation by the Partnership of a new delayed coking unit, hydrocracker, sulfur complex and related assets to be located at the Port Arthur, Texas refinery of Clark and the leasing from Clark, and operation of, the crude unit, the vacuum tower, two distillate hydrotreaters and one naphtha hydrotreater owned by Clark and located at its Port Arthur, Texas refinery.

               "Project Documents" means, collectively, the following to be entered into by the Partnership: (i) a contract for engineering, procurement and construction services with Foster Wheeler USA for the design and construction of the new coking unit, hydrocracker, sulfur complex and related assets; (ii) a long-term oil supply agreement with P.M.I. Comercio Internacional for the supply of heavy sour crude oil for the Project; (iii) a services and supply agreement with Clark for the provision of other necessary supplies and services for the Project;
         (iv) a product purchase agreement with Clark for the purchase of all the intermediate and refined products produced by the equipment owned and leased by the Partnership; (v) a ground lease and easement agreement with Clark for the lease of the sites for the new coking unit, hydrocracker, sulfur complex and related assets and the granting by Clark to the Partnership of various easements over, and licenses to use other facilities at, Clark's Port Arthur refinery in connection with the Project; (vi) a site and equipment lease and easement agreement with Clark for the lease

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          of the crude unit, vacuum tower and three hydrotreaters at Clark's
          Port Arthur refinery and the site(s) on which such equipment is located and the granting by Clark to the Partnership of additional easements at the Port Arthur refinery; (vii) a hydrogen supply agreement with Air Products and Chemicals, Inc. for the construction of a hydrogen supply plant at Clark's Port Arthur refinery and the supply of hydrogen to the Partnership; (viii) a purchase agreement with Clark for work in progress related to the new coking unit, hydrocracker, sulfur complex and related assets; (ix) contracts for the supply of additional crude oil requirements for the Project; and
          (x) any other contracts with third parties that are incidental to and necessary, convenient or advisable in connection with the Project.

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                  IN WITNESS WHEREOF, Sabine River Holding Corp. has caused this
Amended and Restated Certificate of Incorporation to be signed by Dennis R. Eichholz, its Senior Vice President - Finance and Controller on the date first written above.

                                                  SABINE RIVER HOLDING CORP.

                                                  ______________________________
                                                  Name:  Dennis R. Eichholz
                                                  Title: Senior Vice President -
                                                         Finance and Controller